Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President and Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY REPORTS FISCAL YEAR END AND RECORD FOURTH QUARTER RESULTS

RONKONKOMA, N.Y. — November 9, 2009 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced results for the fiscal fourth quarter and fiscal year ended September 30, 2009.

For the fiscal fourth quarter ended September 30, 2009, net sales were a record $674 million compared to $602 million for the fiscal fourth quarter ended September 30, 2008, an increase of $73 million or 12%.  Leiner Health Products, which was acquired in July 2008, has been fully integrated into NBTY operations, and accordingly, Leiner sales can no longer be separately identified.

Net income for the fiscal fourth quarter ended September 30, 2009 was $63 million, or $1.00 per diluted share, compared to net income of $18 million, or $0.28 per diluted share, for the prior comparable quarter.

Net income for this fiscal fourth quarter reflects greater sales, improved supply chain management and effective controls of selling, general & administrative and advertising costs.  During the quarter, the Company recovered a net of $7 million for previously terminated IT programs.  The aggregate after-tax impact of this item was $0.07 per diluted share.  Without this recovery, earnings per diluted share for this fiscal quarter would have been $0.93.

Adjusted EBITDA for the fiscal fourth quarter of 2009 was a record $120 million, compared to $55 million for the fiscal fourth quarter of 2008.  The Company’s balance sheet continues to be strong and well capitalized.  At September 30, 2009, working capital was $674 million, total assets were $2 billion, and $325 million remains undrawn under the Company’s Revolving Credit Facility.

Preliminary and unaudited net sales for October 2009 were $242 million, a 9% increase from the prior like month.  A detailed breakdown of these sales is shown in the last table below.

OPERATIONS FOR THE FISCAL FOURTH QUARTER ENDED SEPTEMBER 30, 2009

Net sales for the Wholesale/US Nutrition division, which markets various brands including Nature’s Bounty, Osteo Bi-Flex, Rexall, Sundown,  Ester-C, Solgar, and private label products, increased $46 million, or 13%, to $404 million.

The Nielsen Company tracks industry-wide sales of vitamins, minerals, herbs and other supplements in the food, drug and mass market sectors.  For the thirteen week period ended September 26, 2009, Nielsen reported an increase in the entire category of 11%.  According to Nielsen, for that same period, the Company’s Wholesale brands reported a 13.6% increase.

The Wholesale/US Nutrition division utilizes valuable consumer preference sales data generated by the Company’s Vitamin World retail stores and Puritan’s Pride Direct Response/E-Commerce operations to empower its wholesale customers with this latest data.  The Vitamin World stores are used as a laboratory for new ideas and are an effective tool in determining and monitoring consumer preferences.  This information, as well as scanned sales data from the Vitamin World stores, is shared on a real time basis with our wholesale customers to give them a competitive advantage.

Net sales for the North American Retail division, comprised of Vitamin World Stores in the United States and LeNaturiste stores in Canada, were $50 million, a 2% increase from the prior like quarter.   While the division’s same store sales were relatively flat for the fiscal fourth quarter of 2009, the modernization of its stores had a favorable impact on its operations.  This resulted in pre-tax income of $2 million, net of IT recovery, compared with a $1 million loss for the prior like quarter.

During the fiscal fourth quarter of 2009, the North American Retail division closed one store and added one new store.  At the end of the fiscal fourth quarter of 2009, the North American Retail division operated a total of 528 stores, consisting of 442 Vitamin World stores in the United States and 86 LeNaturiste stores in Canada.

European Retail net sales for the fiscal fourth quarter ended September 30, 2009 were $160 million compared to $138 million, for the prior like quarter.  European Retail net sales for the fiscal fourth quarter of 2009 include $27 million from Julian Graves.   NBTY acquired Julian Graves on September 16, 2008 and in that month Julian Graves generated $5 million in sales.  European Retail same store sales decreased 4%, and in local currency (British Pound Sterling), same store sales increased 11%.

The Julian Graves acquisition was formally approved by the UK Competition Commission on August 20, 2009.  The Company is in the process of integrating the Julian Graves operation.  Benefits should be seen in European Retail operations by the fiscal fourth quarter 2010.

The European Retail division continues to leverage its premier status, high street locations and brand awareness to maintain market share in a difficult retail environment. The European Retail division consists of 537 Holland & Barrett stores, 351 Julian Graves stores and 31 GNC stores in the UK, 24 Nature’s Way stores in Ireland, and 80 DeTuinen stores in the Netherlands, for a total of 1,023 stores in Europe and 9 Holland & Barrett franchised stores in South Africa.  As part of Holland & Barrett’s global expansion, additional franchise locations are expected during 2010.

Net sales from Direct Response/E-Commerce operations for the fiscal fourth quarter of 2009 increased $4 million, or 8% to $60 million from $55 million for the fiscal fourth quarter of 2008.  As this division varies its promotional strategy throughout the fiscal year, its results should be viewed on an annual and not quarterly basis.  Puritan’s Pride is the leader in the Direct Response and E-Commerce sectors and continues to increase the number of products available via its catalog and web sites.

OPERATIONS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2009

For the fiscal year ended September 30, 2009, net sales were $2.6 billion, compared to net sales of $2.2 billion for the prior fiscal year, an increase of $402 million, or 18%.  Net income for the fiscal year ended September 30, 2009 was $146 million, or $2.30 per diluted share, compared to $153 million, or $2.33 per diluted share, for the prior fiscal year.  Adjusted EBITDA for fiscal 2009 was $345 million, compared to $313 million for fiscal 2008, reflecting increased income from operations.

Overall gross profit margins for the fiscal year ended 2009 decreased to 44% from 49% for the fiscal year ended 2008.   This decrease was primarily due to significantly higher private label sales which traditionally have a lower gross margin.  Additional cost pressures occurred at the time of the Leiner acquisition when Leiner inventory levels were not adequate to maintain customer fulfillment levels.  At the same time, certain raw material costs were increasing due to tight supply and inflationary pressures.  In order to maintain adequate customer fulfillment levels, the Company purchased products at these higher costs which were not offset by higher prices charged to the customer.  These conditions negatively impacted results for the first half of fiscal year 2009.  The Company’s operations stabilized during the second half as supply chain management improved.

Selling, general and administrative cost increased $38 million from fiscal year 2008 to $738 million for fiscal year 2009.  As a percentage of sales, these costs decreased from 32% of sales to 29%.  At the same time, advertising costs decreased $30 million to $110 million and as a percentage of net sales decreased from 6% to 4%.

NBTY Chairman and CEO, Scott Rudolph, said: “We are pleased to report record fourth quarter results.  These results are indicative of the benefits achieved from the successful integration of the Leiner acquisition as well as our strategic position in the marketplace.  We continue to benefit from our operating leverage and expect to maintain our global leadership position in the nutritional supplement industry.”

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 25,000 products, including products marketed by the Company’s Nature’s Bounty(R) (www.NaturesBounty.com), Vitamin World(R) (www.VitaminWorld.com), Puritan’s Pride(R) (www.Puritan.com), Holland & Barrett(R) (www.HollandAndBarrett.com), Rexall(R) (www.Rexall.com), Sundown(R) (www.SundownNutrition.com), MET-Rx(R)  (www.MetRX.com), Worldwide Sport Nutrition(R) (www.SportNutrition.com), American Health(R) (www.AmericanHealthUS.com), GNC (UK)(R) (www.GNC.co.uk), DeTuinen(R) (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU (R) (www.SISU.com), Solgar(R) (www.Solgar.com), Good ‘n’ Natural(R) (www.goodnnatural.com), Home Health™

(www.homehealthus.com), Julian Graves, and Ester-C (R)(www.Ester-C.com) brands.  NBTY routinely posts information that may be important to investors on its web site.

This release refers to non-GAAP financial measures, such as Adjusted EBITDA.  “Adjusted EBITDA” is defined as net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization.  This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables.  Management believes the presentation of Adjusted EBITDA is relevant and useful because Adjusted EBITDA is a measurement industry analysts utilize when evaluating NBTY’s operating performance.  Management also believes Adjusted EBITDA enhances an investor’s understanding of NBTY’s results of operations because it measures NBTY’s operating performance exclusive of interest and non-cash charges for depreciation and amortization.  Management also provides this non-GAAP measurement as a way to help investors better understand its core operating performance, enhance comparisons of NBTY’s core operating performance from period to period and to allow better comparisons of NBTY’s operating performance to that of its competitors.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business.  These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy.   Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving product liability and intellectual property claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) the inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing strategies; (xxiii) fluctuations in foreign currencies, including the British pound, the Euro and the Canadian dollar; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail and manufacturing locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly Good Manufacturing Practices in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404 requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased energy prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; (xxxiii) potential investment losses as a result of liquidity conditions; and (xxxiv) other factors beyond the Company’s control.

Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

(TABLES FOLLOW)

NBTY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In thousands, except per share amounts)

	Three months
	ended September 30,
	2009	2008

Net sales	$674,137	$601,574

Costs and expenses:
Cost of sales	367,051	338,100
Advertising, promotion and catalog	22,209	31,570
Selling, general and administrative	184,608	199,621
IT project termination recovery	(7,055)	—
	566,813	569,291

Income from operations	107,324	32,283

Other income (expense):
Interest	(8,102)	(7,399)
Miscellaneous, net	1,897	1,978
	(6,205)	(5,421)

Income before provision for income taxes	101,119	26,862

Provision for income taxes	37,853	9,286

Net income	$63,266	$17,576

Net income per share:
Basic	$1.02	$0.29
Diluted	$1.00	$0.28

Weighted average common shares outstanding:
Basic	61,874	61,245
Diluted	63,528	63,282

NBTY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In thousands, except per share amounts)

	Fiscal years
	ended September 30,
	2009	2008

Net sales	$2,581,950	$2,179,469

Costs and expenses:
Cost of sales	1,458,437	1,102,169
Advertising, promotion and catalog	110,098	140,479
Selling, general and administrative	737,786	700,209
IT project termination costs	11,718	—
	2,318,039	1,942,857

Income from operations	263,911	236,612

Other income (expense):
Interest	(34,882)	(18,639)
Miscellaneous, net	(61)	13,067
	(34,943)	(5,572)

Income before provision for income taxes	228,968	231,040

Provision for income taxes	83,239	77,889

Net income	$145,729	$153,151

Net income per share:
Basic	$2.36	$2.42
Diluted	$2.30	$2.33

Weighted average common shares outstanding:
Basic	61,718	63,386
Diluted	63,236	65,739

	NET SALES
	(Unaudited)
	THREE MONTHS ENDED			FISCAL YEARS ENDED
	SEPTEMBER 30,			SEPTEMBER 30,
			Percentage			Percentage
(In thousands)	2009	2008	Change	2009	2008	Change

Wholesale / US Nutrition	$404,159	$358,543	13%	$1,557,089	$1,160,486	34%

North American Retail	50,300	49,513	2%	201,878	208,014	-3%

European Retail	159,817	138,127	16%	601,574	600,463	0%

Direct Response / E-Commerce	59,861	55,391	8%	221,409	210,506	5%

Total	$674,137	$601,574	12%	$2,581,950	$2,179,469	18%

	GROSS PROFIT
	PERCENTAGES
	(Unaudited)
	THREE MONTHS ENDED			FISCAL YEARS ENDED
	SEPTEMBER 30,			SEPTEMBER 30,
			Increase			Increase
	2009	2008	- Decrease	2009	2008	- Decrease

Wholesale / US Nutrition	34%	31%	3%	31%	38%	-7%

North American Retail	68%	67%	1%	67%	63%	4%

European Retail	62%	65%	-3%	62%	63%	-1%

Direct Response / E-Commerce	61%	52%	9%	62%	57%	5%

Total	46%	44%	2%	44%	49%	-5%

ADJUSTED EBITDA**

Reconciliation of GAAP Measures to Non-GAAP Measures

(Unaudited)

(In thousands)

	THREE MONTHS ENDED
	SEPTEMBER 30, 2009
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges*	Adjusted EBITDA**

Wholesale / US Nutrition	$69,692	$3,803	$—	$49	$73,544

North American Retail	5,580	752	—	(3,795)	2,537

European Retail	29,189	3,787	—	(3,725)	29,251

Direct Response / E-Commerce	19,323	1,245	—	15	20,583

Segment Results	123,784	9,587	—	(7,456)	125,915

Corporate / Manufacturing	(22,665)	7,698	8,102	1,151	(5,714)

Total	$101,119	$17,285	$8,102	$(6,305)	$120,201

	THREE MONTHS ENDED
	SEPTEMBER 30, 2008
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$29,516	$3,797	$—	$49	$33,362

North American Retail	(1,083)	757	—	450	124

European Retail	24,359	3,230	—	55	27,644

Direct Response / E-Commerce	2,497	1,266	—	23	3,786

Segment Results	55,289	9,050	—	577	64,916

Corporate / Manufacturing	(28,427)	10,633	7,399	570	(9,825)

Total	$26,862	$19,683	$7,399	$1,147	$55,091

*      INCLUDES RECOVERY OF CERTAIN IT PROJECT TERMINATION COSTS.

**   SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES.  IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

ADJUSTED EBITDA**

Reconciliation of GAAP Measures to Non-GAAP Measures

(Unaudited)

(In thousands)

	FISCAL YEAR ENDED SEPTEMBER 30, 2009
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges*	Adjusted EBITDA**

Wholesale / US Nutrition	$180,660	$14,794	$—	$46	$195,500

North American Retail	1,420	3,007	—	1,813	6,240

European Retail	89,747	14,385	—	1,956	106,088

Direct Response / E-Commerce	57,442	5,022	—	5,428	67,892

Segment Results	329,269	37,208	—	9,243	375,720

Corporate / Manufacturing	(100,301)	31,680	34,882	2,987	(30,752)

Total	$228,968	$68,888	$34,882	$12,230	$344,968

	FISCAL YEAR ENDED SEPTEMBER 30, 2008
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$158,195	$11,655	$—	$128	$169,978

North American Retail	(2,816)	3,161	—	834	1,179

European Retail	121,941	12,311	—	145	134,397

Direct Response / E-Commerce	28,197	5,254	—	66	33,517

Segment Results	305,517	32,381	—	1,173	339,071

Corporate / Manufacturing	(74,477)	28,340	18,639	1,500	(25,998)

Total	$231,040	$60,721	$18,639	$2,673	$313,073

*      INCLUDES RECOVERY OF CERTAIN IT PROJECT TERMINATION COSTS.

**   SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES. IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

NBTY, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except per share amounts)

	September 30,
	2009	2008

Current assets:
Cash and cash equivalents	$106,001	$90,180
Accounts receivable, net	155,863	122,878
Inventories	658,534	585,239
Deferred income taxes	28,154	25,098
Other current assets	49,999	75,971

Total current assets	998,551	899,366

Property, plant and equipment, net	373,817	419,066
Goodwill	339,099	342,379
Intangible assets, net	214,139	230,424
Other assets	34,615	45,123

Total assets	$1,960,221	$1,936,358

Current liabilities:
Current portion of long-term debt	$38,893	$33,309
Accounts payable	128,485	120,620
Accrued expenses and other current liabilities	156,734	172,035
Total current liabilities	324,112	325,964

Long-term debt, net of current portion	437,629	538,402
Deferred income taxes	36,422	49,139
Other liabilities	34,233	24,657
Total liabilities	832,396	938,162

Commitments and contingencies

Stockholders’ equity:

Common stock, $0.008 par; authorized 175,000 shares; issued and outstanding 61,874 and 61,599 shares at September 30, 2009 and 2008, respectively	495	493
Capital in excess of par	145,885	140,990
Retained earnings	984,797	839,068
Accumulated other comprehensive (loss) income	(3,352)	17,645

Total stockholders’ equity	1,127,825	998,196

Total liabilities and stockholders’ equity	$1,960,221	$1,936,358

NBTY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	For the fiscal year
	ended September 30,
	2009	2008
Cash flows from operating activities:
Net income	$145,729	$153,151
Adjustments to reconcile net income to cash provided by operating activities:
Impairments and disposals of assets, net	14,029	1,320
Depreciation and amortization	68,888	60,721
Foreign currency transaction loss (gain)	4,552	(1,934)
Stock-based compensation	3,396	1,897
Amortization of deferred charges	1,270	874
Allowance for doubtful accounts	(2,354)	2,140
Inventory reserves	6,889	8,113
Deferred income taxes	6,995	7,697
Excess income tax benefit from exercise of stock options	(55)	(1,002)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(32,368)	(11,619)
Inventories	(88,348)	(77,027)
Other assets	1,255	(2,817)
Accounts payable	17,752	4,386
Accrued expenses and other liabilities	(10,693)	31,505
Net cash provided by operating activities	136,937	177,405

Cash flows from investing activities:
Purchase of property, plant and equipment	(43,375)	(49,097)
Purchase of available-for-sale investments	—	(365,021)
Proceeds from sale of available-for-sale investments	—	483,156
Cash paid for acquisitions, net of cash acquired	—	(394,532)
Cash paid for acquisition of customer lists	—	(5,072)
Acquisition working capital escrow	—	(15,000)
Escrow refund, net of purchase of price adjustments	13,383	—
Proceeds from sale of assets	2,000	—
Net cash used in investing activities	(27,992)	(345,566)

Cash flows from financing activities:
Proceeds from term loan	—	300,000
Proceeds from borrowings under the Revolving Credit Facility	95,000	385,000
Principal payments under the Revolving Credit Facility	(155,000)	(325,000)
Principal payments under long-term debt agreements and capital leases	(33,217)	(2,816)
Payments for financing fees	—	(2,478)
Excess income tax benefit from exercise of stock options	55	1,002
Proceeds from stock options exercised	1,446	7,325
Purchase of treasury stock (subsequently retired)	—	(188,432)
Net cash (used in) provided by financing activities	(91,716)	174,601

Effect of exchange rate changes on cash and cash equivalents	(1,408)	(9,162)

Net increase (decrease) increase in cash and cash equivalents	15,821	(2,722)

Cash and cash equivalents at beginning of year	90,180	92,902

Cash and cash equivalents at end of year	$106,001	$90,180

NBTY’s preliminary unaudited net sales results for the month of October 2009 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF OCTOBER

($ In Millions)

	2009	2008	% Change

Wholesale / US Nutrition	$148	$133	12%

North American Retail	$17	$16	9%

European Retail	$60	$55	9%

Direct Response/ E-commerce	$17	$19	-13%

Total	$242	$222	9%

North American Retail same store sales increased 7% for the one month period.  In local currency, (British Pound Sterling), European Retail net sales increased 14%.